EXHIBIT 10.1

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into, and effective, as of the 16th day of September, 2019 (the “Effective Date”), by and between AudioEye, Inc., a Delaware corporation with an address at 5210 E Williams Circle, Suite 750, Tucson, Arizona 85711 (the “Company”), and Todd Bankofier, a natural person (“Executive”).

WITNESSETH:

WHEREAS, Executive was employed by the Company as its Chief Executive Officer pursuant to an Amended and Restated Executive Employment Agreement effective January 1, 2019 (the “Original Agreement”);

WHEREAS, the Company delivered a timely notice of its intention not to renew the Original Agreement to Executive on August 31, 2019 (the “Non-Renewal Notice”);

WHEREAS, the Company and Executive have agreed to amend and restate the Original Agreement, and to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.                  Employment and Duties. The Company agrees to employ Executive and Executive agrees to serve in the position of Chief Revenue Officer (the “Position”). Executive shall report to the Chief Executive Officer of the Company (“CEO”), or if the CEO is not available, to the Executive Chairman or Chairman of the Board of Directors of the Company (the “Board”). Executive is responsible for all Direct Enterprise sales, which is defined as pdf document remediation engagements, and annual subscription contracts with values equal to or greater than $10,000 for accessibility solutions deployed on kiosks, websites and the Developer Accessibility Platform (DAP), and such additional duties and responsibilities as the CEO, Executive Chairman, Chairman or Board may from time to time reasonably assign to Executive.

Executive shall devote such amount of his time, attention, and energies to the business of the Company as the Company and Executive shall reasonably and mutually agree is necessary for Executive to fulfill the duties and responsibilities of the Position. Provided that none of the additional activities materially interfere with the performance of the duties and responsibilities of Executive, nothing in this Section 1 shall prohibit Executive from (a) serving as a director or member of a committee of, making investments in, or consulting or working with entities that do not, in the good faith determination of the Board, compete directly with the Company or otherwise create, in the good faith determination of the Board, a conflict of interest with the business of the Company; (b) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to Executive’s area of expertise; (c) serving as a director or trustee of any governmental, charitable or educational organization; or (d) engaging in additional activities in connection with personal investments and community affairs; provided that such activities are not inconsistent with Executive’s duties under this Agreement and do not violate the terms of Section 14. For the avoidance of doubt, Executive agrees that this is a full-time position with the Company, and any such additional activities will not interfere with the fulfillment of the duties and responsibilities of the Position.

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2.                  Term. The term of this Agreement shall be the one-year period from September 16, 2019, through September 15, 2020 (the “Term”), subject to the termination provisions of Section 12 of this Agreement. If Executive continues in employment after the Term, then such employment will be on an at-will basis and will be subject to the terms of this Agreement, including without limitation Section 12 of this Agreement. “Employment Period” shall mean the initial one-year Term plus any time after the Term that Executive is employed by the Company.

3.                  Place of Employment. Executive’s job site shall be at an office sublet to Audio Eye in Scottsdale, Arizona and at 5210 E Williams Circle, Suite 750, in Tucson, Arizona (the “Job Site”). Executive shall primarily work from the Scottsdale office location, and shall work occasionally from the Tucson office location. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.                  Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive a base salary (the “Base Salary”) during the Employment Period at an annual rate of: (a) $300,000 per year for the remainder of 2019, and (b) $ 230,000 per year during 2020 and thereafter, provided, however, the Board may, in its sole discretion, adjust the Base Salary after the expiration of the Term at any time by providing written notice to Executive of such adjustment (provided that any reduction in Base Salary will only take effect 45 days after delivery of such notice). Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

5.                  Bonuses.

(a)               Executive shall be eligible to receive an annual bonus for 2019, subject to the condition that Executive is employed by the Company through December 31, 2019 (the “2019 Bonus”), in an amount to be determined by the Compensation Committee of the Board (the “Compensation Committee”) if the Company and Executive meet or exceed criteria adopted by the Compensation Committee for earning a bonus in 2019. The 2019 Bonus will be paid in cash; provided, however, that the Company and Executive can mutually agree that any particular Bonus can be paid in equity of the Company or a combination of cash and equity of the Company. Payment of any 2019 Bonus will be made in 2020 within fifteen (15) days after the Audit Committee of the Company’s Board approves the Company’s annual financial statements for 2019 but in no event later than the last day of 2020.

(b)               For 2020 and any subsequent years, Executive will be eligible to be awarded quarterly target bonuses (each, a “Quarterly Bonus”) based on the achievement of quarterly “New Domain Bookings” and “In-Year Sales” goals for each quarter that are established by the Board (respectively, the “Bookings Goal” and the “Sales Goal”), which will be earned when the customer payment equal to in-year sales (“Customer Payment”) is received by the Company and will be paid within thirty (30) days after the end of the quarter (for Customer Payments received during the quarter or within twenty one (21) days after the end of the quarter) or within thirty days after the end of the month in which the Customer Payment is received (for Customer Payments received more than twenty one (21) days after the end of the quarter).  For purposes of determining the achievement of the Bookings Goal and Sales Goal in a quarter, the Company will take into account the applicable amount booked based on the assumption that the entire applicable booked amount will ultimately be paid by the customer.

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(i)                 For purposes of this Agreement, a “New Domain Booking” means a contract between the Company and a new customer of the Company for pdf document remediation services or an annual subscription contract for accessibility solutions deployed on kiosks, websites and the Developer Accessibility Platform (DAP), and “In-Year Sales” means the first 12 month period of the booking amount.

(ii)              The amount of the Quarterly Bonus that Executive is eligible to earn (when Customer Payments are made) will be equal to the sum of (i) three-quarters of a percent (0.75%) (the “Bookings Percentage”) of the amount of the New Domain Bookings for the quarter, provided, however, (A) in any quarter in which the Bookings Goal is not achieved, the Bookings Percentage will be fifty six and one quarter of a percent (0.5625%) of total New Domain Bookings paid for the quarter, and (B) in any quarter in which New Domain Bookings exceed the Bookings Goal, the Bookings Percentage applicable to paid Domain Bookings that are greater than the Bookings Goal will be ninety three and three quarters of a percent (0.9375%), plus (ii) one percent (1%) (the “Sales Percentage”) of the amount of the corresponding In-Year Sales to the Company in the quarter, provided, however, (A) in any quarter in which the Sales Goal is not achieved, the Sales Percentage will be three quarters of a percent (0.75%), and (B) in any quarter in which In-Year Sales achievement exceeds the Sales Goal, the Sales Percentage applicable to paid In-Year Sales that are greater than the Sales Goal will be one and one quarter of a percent (1.25%). Notwithstanding the foregoing, if Customer Payments are not received, in whole or part, within nine (9) months after the date of a New Domain Booking (“the Customer Payment Deadline”), then (A) the portion of the booking that was not paid will reduce the achievement of the Bookings Goal and Sales Goal, as applicable, for the quarter in which the booking occurred, and (B) in the event such reduction would have resulted in decreasing the applicable Bookings Percentage or Sales Percentage that was used to calculate a Quarterly Bonus payment for such quarter, such unpaid customer obligations will reduce the New Domain Bookings and In-Year Sales, as applicable, in calculating the Quarterly Bonus for the quarter in which the Customer Payment Deadline occurs.

(iii)            For example, if there is a two year New Domain Booking for $2,400,000 in March 2020 that requires the customer to pay 50% of the total within thirty days, and the customer pays $1,200,000 on or before April 21, 2020, then $2,400,000 will be applied to the Bookings Goal, and $1,200,000 will be applied to the Sales Goal, in calculating the Quarterly Bonus for the first quarter of 2020, and the related bonus amount will be earned for the first quarter and payable by April 30, 2020. However, if the Customer Payment is not received by April 21, 2020, then $2,400,000 will be applied to the Bookings Goal, and $1,200,000 will be applied to the Sales Goal, in calculating the applicable Bookings Percentage and Sales Percentage for the first quarter Quarterly Bonus, but no bonus has been earned for the first quarter with respect to that $2,400,000 New Domain Booking, and a bonus will only be earned when cash equal to in-year sales is collected from the customer with respect to that booking.

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(iv)             If Executive’s employment with the Company ends during a quarter, then the Quarterly Bonus for that quarter will be calculated using only Customer Payments received by the Company through the last day of Executive’s employment.

6.                  Severance Compensation. If the Company terminates Executive without Cause (as defined below) or Executive terminates his employment with Good Reason (as defined below), then the Company shall pay or provide all of the following to Executive:

(a)       Executive shall be entitled to (1) reimbursement of any and all business expenses paid or incurred by Executive through the termination date, pursuant to Section 10 below, (2) receipt of any accrued but unused paid time off through the termination date in accordance with Company policy, as in effect as of the date of termination, (3) receipt of any earned but unpaid Base Salary accrued through Executive’s last date of employment with the Company, and (4) receipt of an amount equal to a portion of the Executive’s Base Salary, as set forth in Section 6(c) below (all of these payments are collectively the “Separation Payment”), provided that to be eligible to be paid the Base Salary portion of the Separation Payment described in Section
6(a)(4), Executive must execute an agreement releasing Company and its affiliates from any liability associated with this Agreement in form and terms satisfactory to the Company and that all time periods imposed by law permitting cancellation or revocation of such release by Executive shall have passed or expired; and

(b)       Subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the Company’s group health insurance plans in which the Employee participated immediately prior to the termination date (“COBRA Continuation Coverage”), the Company will pay the cost of COBRA Continuation Coverage for Executive and his eligible dependents until the earlier of (i) Executive and his eligible dependents, as the case may be, ceasing to be eligible under COBRA, or (ii) four (4) months following the termination date (the benefits provided under this Section 6(b), the “Medical Continuation Benefits”) or until such time as Executive shall obtain reasonably equivalent benefits for him and his eligible dependents from subsequent employment or spousal benefits.

(c)       The Base Salary portion of the Separation Payment described in Section 6(a)(4) above shall be four (4) months of Executive’s Base Salary (at the rate that was in effect at the time of termination), less Base Salary paid to Executive for any portion of the Notice Period (defined below) that Executive is directed by the Company not to work. Such Base Salary portion shall be paid at such time and in such manner as such Base Salary would have been paid had Executive remained employed in accordance with the customary payroll practices of the Company, except that, to the extent Executive becomes entitled to a Separation Payment on account of a separation from service that occurs within 120 days after a Change of Control (to the extent such Change of Control meets the requirements for a change in control event under Section 409A), the Base Salary portion of such Separation Payment shall be payable in a lump sum within 60 days following such separation from service subject to all other terms and conditions herein. Notwithstanding anything herein to the contrary, in the event that the period in which a release agreement could be considered and become irrevocable spans two taxable years, any Separation Payment that becomes payable hereunder shall be paid or commence in the later of the two taxable years, subject to all other terms and conditions herein.

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7.                  Equity Awards. Executive shall be eligible for such grants of awards at the discretion of the Compensation Committee (or the Board, if there is no Compensation Committee) may from time to time determine (the “Share Awards”). Awards shall be subject to the applicable Plan terms and conditions; provided, however, that Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan. Subject to the approval by the Compensation Committee, Executive will receive a grant of restricted stock units having a value equal to approximately $50,000 as of the date of grant, which would be subject to vesting requirements as determined by the Compensation Committee.

8.                  Deductions and Withholdings. The Company shall deduct and withhold, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other deductions and withholdings required by law.

9.                  Clawback Rights. All amounts paid to Executive by the Company during the Employment Period and any time thereafter (other than Executive’s Base Salary, Bonuses, accrued but unused paid time off, reimbursement of expenses pursuant to Section 10 hereof, Medical Continuation Benefits, and the Separation Payment) and any and all stock based compensation (such as options and equity awards) granted during the Employment Period and any time thereafter (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that Executive is employed by the Company and upon the termination or expiration of Executive’s employment and for a period of three (3) years thereafter, if any of the following events occur, Executive agrees to repay or surrender to the Company the Clawback Benefits if a restatement (a “Restatement”) of any financial results from which any Clawback Benefits to Executive shall have been determined (such restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared), then Executive agrees to immediately repay or surrender upon demand by the Company any Clawback Benefits which were determined by reference to any Company financial results which were later restated, but only to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information. All Clawback Benefits amounts resulting from such Restatements shall be retroactively adjusted by the Compensation Committee (or the Board, if there is no Compensation Committee) to take into account the restated results and if any excess portion of the Clawback Benefits resulting from such restated results is not so repaid or surrendered by Executive within ninety (90) days of the revised calculation being provided to Executive by the Company following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment.

The Clawback Rights shall terminate following a Change of Control, subject to applicable law, rules and regulations. The amount of Clawback Benefits to be repaid or surrendered to the Company shall be determined by the Compensation Committee (or the Board, if there is no Compensation Committee) in accordance with applicable law, rules and regulations. All determinations by the Compensation Committee (or the Board, if there is no Compensation Committee) with respect to the Clawback Rights shall be final and binding on the Company and Executive. The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.

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10.              Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

11.              Other Benefits; Vacation. During the Employment Period, Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees. During the term of this Agreement, Executive shall be entitled to accrue, on a pro rata basis, twenty (20) paid vacation days per year, which if not taken, will accrue and be carried forward into the next year. No carry forward of vacation past the second year will be granted without the approval of the Compensation Committee of the Board. Vacation shall be taken at such times as are mutually convenient to Executive and the Company and no more than twenty (20) consecutive days shall be taken at any one time without the advance approval of the Board.

12.              Termination of Employment.

(a)       Death. If Executive dies during the Employment Period, this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to Executive’s spouse if living (and in the event she predeceases Executive, then to his heirs, administrators or executors): (i) any earned but unpaid Base Salary accrued through the date of death, (ii) reimbursement of any and all business expenses paid or incurred by Executive through the termination date, pursuant to Section 10 above, (iii) any accrued but unused paid time off through the termination date in accordance with Company policy, and (iv) an amount equal to three (3) months of Executive’s Base Salary (at the rate that was in effect at the time of death) to be paid within 10 days of Executives' death. In addition, Executive’s spouse and minor children shall be entitled to Medical Continuation Benefits.

(b)       Disability. In the event that, during the Employment Period, Executive shall be prevented from performing, with or without reasonable accommodation, his essential duties and responsibilities as Chief Executive Officer by reason of Disability (as defined below), this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay Executive or his spouse if living (and in the event she predeceases Executive, then his heirs, administrators or executors): (i) any earned but unpaid Base Salary accrued through Executive’s last date of employment with the Company, (ii) reimbursement of any and all business expenses paid or incurred by Executive through the period ending on the termination date, pursuant to Section 10 above, and (iii) any accrued but unused paid time off through the termination date in accordance with Company policy. In addition, Executive’s spouse and minor children shall be entitled to Medical Continuation Benefits. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive, with or without reasonable accommodation, of the essential duties of his job as Chief Executive Officer for a period of not less than an aggregate of three (3) months during any twelve (12) consecutive months.  The Company shall provide reasonable accommodations to Executive in accordance with applicable federal, state and local law.

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(c)       Cause.

(1)       The Company may terminate this Agreement and Executive’s employment hereunder for Cause, either during or after the Term. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to Executive by the Company, which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under clauses (b) or (c) of this Section 12(c)(1) shall not be subject to cure.

(2)       For purposes of this Section 12(c), no act, or failure to act, on the part of Executive shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company. Prior to any termination for Cause, Executive will be given five (5) business days written notice specifying the alleged Cause event and will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event, and after such hearing, there is at least a majority vote of the full Board (other than Executive) to terminate him for Cause. After providing the notice in foregoing sentence, the Board may suspend Executive with full pay and benefits until a final determination pursuant to this Section 12(c) has been made.

(3)       Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive (i) any earned but unpaid Base Salary accrued through Executive’s last date of employment with the Company, (ii) reimbursement of any and all business expenses paid or incurred by Executive through the period ending on the termination date, pursuant to Section 10 above, and (iii) any accrued but unused paid time off through the termination date in accordance with Company policy.

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(d)       Good Reason and Without Cause.

(1)       The Company may terminate this Agreement and Executive’s employment with the Company for a reason other than Cause or Disability, either during or after the Term, by providing prior written notice that will be effective thirty (30) days after delivery of the notice to Executive, provided, however, the Company in its sole discretion may direct Executive to cease performing services for the Company during all or any portion of such thirty day period (the “Notice Period”) but will continue to pay Base Salary and provide benefits through the end of the Notice Period. Subject to the conditions set forth in Section 12(d)(2) below, Executive may terminate this Agreement and Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without Executive’s written consent, to Executive of a title that is not an officer title; (B) a material breach by the Company of this Agreement; or (C) the re-location of Executive to an office that is more than twenty (20) miles from the Job Site.

(2)       Except with respect to subparagraph “(B)” in Section 12(d)(1) above, Executive shall only be entitled to terminate this Agreement for Good Reason if: (i) he shall have delivered written notice to the Company within one hundred and eighty (180) days of the date upon which the facts giving rise to Good Reason occurred (the “Good Reason Date”) of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, (ii) the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from Executive of such written notice; and (iii) Executive’s employment with the Company ends within two hundred and forty (240) days after the Good Reason Date.

(3)       In the event that Executive terminates this Agreement and his employment with the Company for Good Reason or the Company terminates this Agreement and Executive’s employment with the Company without Cause, the Company shall pay or provide to Executive (or, following his or her death, to Executive’s spouse if living; but in the event she predeceases Executive, then to his heirs, administrators or executors) the Separation Payment amount and Medical Continuation Benefits, pursuant to Section 6 above.

(4)       Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer or business or by profits earned by Executive from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Executive for any reason.

(e)       Without “Good Reason” by Executive. At any time during or after the Term, Executive shall be entitled to terminate this Agreement and Executive’s employment with the Company without Good Reason by providing prior written notice that will be effective thirty (30) days after delivery of the notice to the Company, provided, however, the Company in its sole discretion may direct Executive to cease performing services for the Company during all or any portion of such thirty day notice period, but will continue to pay Base Salary and provide benefits through the end of such notice period. Upon termination by Executive of this Agreement or Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive (i) any earned but unpaid Base Salary accrued through Executive’s last date of employment with the Company, (ii) reimbursement of any and all business expenses paid or incurred by Executive through the period ending on the termination date, pursuant to Section 10 above, and (iii) any accrued but unused paid time off through the termination date in accordance with Company policy.

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(f)       Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding common stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Company common stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company, or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Company common stock or securities convertible, exercisable or exchangeable into Company common stock directly from the Company, or (B) any acquisition of Company common stock or securities convertible, exercisable or exchangeable into Company common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(g)       Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of Executive.

13.              Confidential Information.

(a)       Disclosure of Confidential Information. Executive recognizes, acknowledges and agrees that he has had and will continue to have access to non-public, secret, and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of Executive. Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any Confidential Information acquired by Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain or publicly accessible. Nothing in this Section 13 prohibits Executive from disclosing Confidential Information, in the course and scope of his employment, to employees and/or agents of the Company who have a need to know and/or receive such Confidential Information to perform their duties on behalf of the Company. The provisions of this Section 13 shall survive the termination of Executive’s employment hereunder for a period of three (3) years. Information will not be deemed to be Confidential Information if: (i) the information was in Executive’s possession or within Executive’s knowledge before the Company disclosed it to Executive; (ii) the information was or became generally known to those who could take economic advantage of it; (iii) Executive obtained the information from a third party that was not known by Executive to be bound by a confidentiality agreement or other obligation of confidentiality to the Company or any other party with respect to such information; or (iv) Executive is required to disclose the information pursuant to legal process (e.g. a subpoena), provided that Executive notifies the Company promptly upon receiving or becoming aware of such legal process.

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(b)       Executive affirms that he will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c)       In the event that Executive’s employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

14.              Non-Competition and Non-Solicitation.

(a)       Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on Executive. Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 14 shall survive the termination of Executive’s employment hereunder.

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(b)       Executive hereby agrees and covenants that he shall not without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than ten (10%) percent of the outstanding securities of a Company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company; provided however, that Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on Executive’s own behalf or on behalf of any other person or entity or otherwise, during the “Non-Competition and Non-Solicitation Period” (as defined below) and within the Territory:

(1)       Engage, own, manage, operate, control, be employed by, consult for, or participate in the ownership, management, operation or control of any business in competition with the business of the Company.

(2)       Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the business of the Company;

(3)       Attempt in any manner to solicit from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business that is competitive with the business done by the Company, or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4)       Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 14(b) shall continue during the Employment Period and until one (1) year after the termination of Executive’s employment with the Company (hereinafter the “Non-Competition and Non-Solicitation Period”); provided, however, that if this Agreement or Executive’s employment is terminated by Executive for Good Reason or by the Company without Cause, then the restrictions of this Section 14 shall terminate concurrently with the termination and shall be of no further effect.

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15.              Inventions. All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Executive during Executive’s employment by the Company that (i) are directly relevant to the Company’s business as then constituted, (ii) are developed as a part of the tasks and assignments that are the duties and responsibilities of Executive, and (iii) were created using substantially the Company’s resources, such as time, materials and space, shall be and continue to remain the Company’s exclusive property, without any added compensation or any reimbursement for expenses to Executive (except expenses pursuant to Section 10 must be paid to Executive), and upon the conception of any and every such invention, process, discovery or improvement during the Employment Period and without waiting to perfect or complete it, Executive promises and agrees that Executive will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company. Executive will also execute any instruments requested from time to time by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instruments as the Company may require, but at the Company’s expense to obtain patents, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses (except as provided in Section 10 or otherwise) and without any additional compensation of any kind to Executive.

16.              Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

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Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A, any payment otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment, to the extent required to avoid any adverse tax consequences under Section 409A. Any remaining payment(s) will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum upon the date of Executive’s death and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit, to the extent and in a manner consistent with Section 409A.

17.              Release. By executing this Agreement, and in consideration of the promises by the Company in this Agreement, Executive waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, affiliates, divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, successors, and assigns, and the Company’s parents’, subsidiaries’, and affiliates’ divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, arising on or before the date that Employee executes this Agreement, which Employee has or may have against the Company and/or the Company Releasees, that arise from, or are related to, the Original Agreement and the formation of this Agreement, including without limitation any claim that the Company breached the Original Agreement; that Company failed to pay any obligation owed to Executive pursuant to the Original Agreement; that the Company’s Non-Renewal Notice did not comply with the Original Agreement; or that this Agreement is not a binding, enforceable and valid contract.

18.              Miscellaneous.

(a)       Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Executive of Section 13 or Section 14 of this Agreement. Accordingly, Executive agrees that any breach by Executive of Section 13 or Section 14 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as applicable law allows. If any provision in this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the parties agree that the remaining provisions of the Agreement will nevertheless continue to be valid and enforceable. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

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(b)       Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)       During the term of this Agreement, the Company (i) shall indemnify and hold harmless Executive and his heirs and representatives as, and to the extent, provided in the Company’s bylaws and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

(d)       This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged (it being understood that, pursuant to Section 7, Share Awards shall govern with respect to the subject matter thereof). The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e)       This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(f)       The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)       All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the Company at its principal executive office or to Executive at his address of record in the Company’s records, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

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(h)       This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County of Pima, State of Arizona.

(i)       This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(j)       Executive represents and warrants to the Company that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

(k)       The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

THE COMPANY:

AUDIOEYE, INC.

By:	/s/ Carr Bettis
Name: Carr Bettis
Title: Executive Chairman

EXECUTIVE:

/s/ Todd Bankofier
Todd Bankofier

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